Madrid, 26 de marzo de 2007

COMISIÓN NACIONAL DEL MERCADO DE VALORES
Dirección de Mercados Primarios
Paseo de la Castellana, 19
28046 Madrid

Fax nº: 91 585 1662

Muy señores nuestros:	Dear Sirs,

En cumplimiento de lo dispuesto en el Artículo 82 de la	In compliance with article 82 of Act 24/1988, of July
Ley 24/1988, de 28 de julio, de Mercado de Valores,	28th, on the Securities Market, ACCIONA, S.A.
ACCIONA, S.A. comunica el siguiente	hereby reports the following

HECHO RELEVANTE	RELEVANT INFORMATION

Acciona y Enel han concluido las conversaciones	Acciona and Enel have concluded the conversations
que venían manteniendo, y de las que se informó	they were holding, as reported by Relevant
mediante Hecho Relevante del pasado día 23 de marzo.	Information (Hecho Relevante) filed on March 23.

Como consecuencia de ello, en el día de hoy Acciona	As a result, on the date hereof, Acciona and Enel have
y Enel han alcanzado y suscrito un acuerdo para	reached and executed an agreement to implement a
desarrollar un proyecto de gestión compartida de	joint management project for Endesa under the
Endesa bajo el liderazgo de Acciona en los términos	leadership of Acciona, pursuant to the terms
que se resumen a continuación.	and conditions summarized below.

1. Objeto	1. Purpose

El Acuerdo tiene por objeto el desarrollo de un	The purpose of the Agreement is the development
proyecto de gestión compartida de Endesa para el	of a joint management project for Endesa, subject
caso en que E.ON no adquiera más del	to the condition that E.ON does not acquire more
than 50% of the share

50% del capital social de la compañía, basado en los		capital of the company, based on the following shared
siguientes principios comunes:		principles:

		-	to retain Endesa’s management and effective
-	conservar la sede de dirección y el centro de		decision-making power in Spain;
decisión efectiva de Endesa en España;

		-	to guarantee, as a top priority, power supply
-	asegurar, como objetivo prioritario, el		and investment levels in the distribution and
	suministro de energía y las inversiones en la		transportation network;
red de transporte y distribución;

		-	to increase investments in the Spanish power
-	incrementar las inversiones en el sector		sector, thereby benefiting ancillary industries
	energético español, con el consiguiente		and improving employment levels, particularly
	impacto positivo para la industria auxiliar y		in the domestic mining sector;
el empleo, y de forma muy especial para la
minería nacional;
		-	to maintain Endesa’s R&D capabilities backed
with Enel’s explicit support;
-	mantener la capacidad de investigación y
desarrollo de Endesa con el apoyo explícito
	de Enel;	-	trust in the experience, technological ability and
efficiency of Endesa’s personnel, not foreseeing
the parties any relevant changes in the current
-	confiar en la experiencia, capacidad tecnológica		personnel;
y eficacia del personal de Endesa, no
previendo la realización de cambios de
	relevancia en la plantilla actual;	-	to maintain Endesa’s current dividend policy.

-	continuar con la actual política de
dividendos de Endesa.

2. Condición suspensiva		2. Condition precedent

La gestión compartida de Endesa por parte de Enel y		Acciona’s and Enel’s joint management of Endesa is
Acciona es incompatible con la adquisición por E.ON		incompatible with the acquisition by E.ON of more
de más del 50% del capital de Endesa. Por ello, con		than 50% of the share capital of Endesa. This is why,
carácter general, el Acuerdo está sujeto a la condición		as a general rule, the Agreement is subject to a
suspensiva de que E.ON no adquiera en su OPA más		condition precedent that E.ON not acquire through
del 50% del capital social de Endesa.		its offer more than 50% of the share capital of Endesa.

Las partes, para no frustrar la eficacia del Acuerdo, han		The parties, necessarily so as not to frustrate the
declarado expresamente su voluntad de no disponer		effectiveness of the Agreement, have expressly
sus acciones de Endesa salvo en los casos en que el		declared their intention not to dispose of their shares
Acuerdo lo permite.		in Endesa except as otherwise permitted under the
Agreement.

3. Gestión común de Endesa	3. Joint management of Endesa

Acciona y Enel desarrollarán un plan de negocio para	Acciona and Enel shall prepare a business plan for
Endesa basado en los principios de gestión expresados	Endesa based on the management principles laid
por las partes en el Acuerdo, la generación de sinergias	down by the parties in the Agreement, the
y la aportación de la experiencia de Acciona y	generation of synergies and the contribution of the
Enel en el área energética.	experience of Acciona and Enel in the power sector.

Para ello, Acciona y Enel aportarán progresivamente a	To this end, Acciona and Enel shall progressively
una sociedad holding las acciones de Endesa que ya	contribute to a holding company their current shares
poseen y las que pudieran adquirir en la OPA que	in Endesa and any shares in Endesa acquired in any
formularán como consecuencia de la celebración del	tender offer that the parties will launch as a
Acuerdo hasta un porcentaje máximo que represente la	consequence of the execution of the Agreement, up to
mayoría del capital social (50,02%) de Endesa. Cada parte	a maximum percentage that amounts to a majority of
aportará la misma cantidad de acciones de Endesa. El	the share capital of Endesa (50.02%). Each party shall
resto de las acciones que Acciona o Enel puedan adquirir	contribute an equal number of Endesa shares. Any
deberán ser votadas en igual sentido que la sociedad	remaining shares in Endesa acquired by Acciona or
holding.	Enel shall be voted as voted by the holding company.

Acciona será titular de aproximadamente el 50,01% del	Acciona shall hold approximately 50.01% of the share
capital de la sociedad holding y Enel del capital social	capital of the holding company and Enel will hold the
restante. Acciona y Enel tendrán derecho de	rest of the share capital. Acciona and Enel shall enjoy
representación paritaria en el Consejo de la sociedad	equal representation in the Boards of Directors of the
holding y en el de Endesa. Se prevé que los Presidentes	holding company and of Endesa. The chairmans of
de ambos Consejos gocen de voto dirimente y sean	each such Board shall have a casting vote, and shall
designados por Acciona. El presidente de Endesa será	be nominated by Acciona. The chairman of Endesa
ejecutivo y, mancomunadamente con el Consejero	shall have executive authority and, acting jointly
Delegado que designará Enel, ejercerá por delegación	(mancomunadamente) with the Managing Director
las facultades del Consejo.	nominated by Enel, shall exercise all authority of the
board by delegation.

El Acuerdo prevé adicionalmente un catálogo de materias	The Agreement also establishes various matters that
reservadas que deben decidirse por consenso de las	must be agreed by Acciona and Enel at the corporate
partes en los órganos de la sociedad holding y de	bodies of Endesa and the holding company. Any
Endesa. Los desacuerdos entre las partes sobre estas	discrepancies between Acciona and Enel on these
materias se resolverán mediante los procedimientos	specific matters shall be resolved through customary
habituales para superar situaciones de bloqueo. Las	mechanisms to overcome corporate deadlocks. Any
discrepancias irreconciliables existentes después del	irreconcilable discrepancies persisting after the third
tercer año de vigencia del Acuerdo podrán resolverse	anniversary of the Agreement may be resolved by
también mediante la división de los activos de Endesa o,	dividing the assets of Endesa or, alternatively,
alternativamente,	through the exercise of a put option granted by Enel
to Acciona in

mediante el ejercicio por parte de Acciona de una opción	respect of any shares held by Acciona in Endesa and
de venta de sus acciones en Endesa y en la sociedad	in the holding company.
holding.

4. Creación de un líder mundial en	4. Creation of a world-wide
energías renovables	leader in renewable energies

Para el caso en que las partes obtengan control efectivo	The Agreement provides that, in the event the parties
sobre Endesa, el Acuerdo establece que las partes	acquire effective control over Endesa, the parties will
crearán un líder mundial en energías renovables	create a world-wide leader in renewable energies
mediante la combinación de los activos de energía	through the combination of the renewable energy
renovable de Acciona (esto es, Acciona Energía) y	assets of Acciona (that is, Acciona Energia) and
Endesa.	Endesa.

La combinación se realizará mediante la aportación de	The combination shall take place by contributing the
los activos relevantes a una sociedad en la que Acciona	relevant assets to a company jointly held by Acciona
tendrá, al menos, el 51% del capital social, y Endesa	(holding at least 51% of the share capital) and Endesa
el capital social restante.	(holding the rest of the share capital).

La nueva sociedad será gestionada por Acciona, quien	This new company shall be managed by Acciona,
aportará su experiencia, dinamismo y liderazgo en el	which shall accordingly contribute its experience,
área de energías renovables.	dynamism and leadership in the field of renewable
energies.

5. Integración de Viesgo en Endesa	5. Integration of Viesgo into
Endesa

Acciona y Enel prevén integrar Viesgo en Endesa	Acciona and Enel plan to integrate Viesgo into Endesa,
siempre que adquieran control efectivo de Endesa.	provided that they acquire effective control over
Endesa.

La integración de Viesgo está sujeta a las autorizaciones	The integration of Viesgo is subject to the relevant
administrativas pertinentes, a la luz de las cuales se	administrative authorizations and also subject to review
podría reconsiderar esta operación si se impusiera la	in the event that any undertaking to dispose of any
obligación de enajenar activos de Endesa.	assets in Endesa is imposed by relevant authorities.

6. La Oferta Pública de Adquisición de	6. The tender offer
Acciones

Mediante el Acuerdo, Acciona y Enel se proponen	Pursuant to the Agreement Acciona and Enel intend to
llevar a cabo en el futuro, si E.ON no alcanza más del	implement a joint and long-lasting management project
50% del capital de Endesa, un proyecto de gestión	for Endesa for the event that E.ON does not obtain
común y duradera para Endesa. Para hacer efectivo ese	more than 50% of the share capital of the company. To
proyecto las partes han adquirido el compromiso de	implement such a project the parties have undertake to
formular una oferta pública de adquisición de acciones	launch a tender offer for 100% of the share capital of
(OPA), permitiendo así que los accionistas que lo	Endesa, thus providing shareholders with an
deseen tengan la posibilidad	opportunity to divest

de desinvertir.	their shares in Endesa.

La OPA será presentada tan pronto como sea legalmente	The offer shall be launched as soon as legally possible.
posible. La OPA que formularán ambas partes de	The offer, to be launched by Acciona and Enel acting
manera conjunta y mancomunada estará dirigida a todos	jointly, shall be addressed to all shareholders of Endesa
los accionistas de Endesa diferentes de Acciona y Enel.	other than Acciona and Enel. Acciona shall acquire a
De las acciones que hayan aceptado la OPA, Acciona	stake of 3.974% of the share capital of Endesa, while
adquirirá un paquete equivalente al 3,974% del capital	Enel shall acquire any other shares tendered.
de Endesa. El resto de las acciones serán adquiridas por
Enel.

El precio de la OPA se determinará en el momento de	The tender offer price shall be determined at the time
formulación de la misma aunque no será inferior a € 41	the tender offer is launched. The price shall not be
por acción, más los intereses que se devenguen sobre	lower than € 41 per share, plus the interest accrued on
dicho importe hasta la fecha de la formulación de la	such amount until the day the tender offer price is paid
OPA a un tipo equivalente a EURIBOR a tres meses,	at an interest rate of EURIBO (three months), minus any
menos los dividendos por acción distribuidos.	dividends per share distributed.

La OPA estará sujeta al cumplimiento o renuncia de las	The offer would be subject to the satisfaction or waiver
siguientes condiciones (1) que la OPA sea aceptada	of the following conditions, namely (1) that the offer is
por un porcentaje del capital social de Endesa que,	accepted by a percentage of the share capital of Endesa
sumado al que esté en poder de Acciona y Enel, supere	which, added to the percentage held by Acciona and
el 50%; (2) a la modificación de algunas estipulaciones	Enel, exceeds 50%; (2) that certain provisions in the
de los Estatutos de Endesa; y (3) a la obtención de las	By-laws of Endesa are amended; and (3) that all relevant
preceptivas autorizaciones.	authorizations are obtained.

Hasta la liquidación de la OPA Acciona y Enel	Acciona and Enel shall, up to the time when the offer is
ejercitarán libremente el derecho de voto de sus	settled, be free to determine in their sole discretion the
acciones en Endesa.	exercise of their voting rights in Endesa.

Tras la liquidación de la OPA, Acciona y Enel aportarán	Following settlement of the tender offer, Acciona and
a la sociedad holding un 10,02% del capital social de	Enel shall contribute 10.02% of the share capital of
Endesa. El resto de las acciones de Endesa titularidad	Endesa to the holding company. Any remaining shares
de Acciona o Enel hasta alcanzar un máximo de 50,02%	in Endesa held by Acciona or Enel, up to a maximum of
(es decir, un 20% cada uno) serán aportadas no más	50.02% (namely 20% each) shall be contributed no later
tarde del primer semestre de 2010. Cada parte aportará	than the end of the first semester of 2010. Each party
la misma cantidad de accionesde Endesa.	shall contribute an equal number of Endesa shares.

7. Plazo	7. Term

El Acuerdo prevé un plazo de duración de 10	The Agreement shall be in force for a ten-year

años a partir de su firma, con prórrogas automáticas	period after execution thereof, with automatic extensions
por cinco años.	for five years.

Atentamente/Yours sincerely,

ACCIONA, S.A.
P.p.

/s/ Jorge Vega-Penichet
Jorge Vega-Penichet
Secretario del Consejo/Company Secretary